Exhibit 8.2

October 25, 2013

Board of Directors
Theraclone Sciences, Inc.
1124 Columbia St., Suite 300
Seattle, WA 98104

Re: Exhibit Tax Opinion to the S-4 Registration Statement

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the merger (the “Merger”) of Taurus Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a direct, wholly owned subsidiary of PharmAthene, Inc. (“Parent”), a Delaware corporation, with and into Theraclone Sciences, Inc. (“Company”), a Delaware corporation, pursuant to the Agreement and Plan of Merger dated as of July 31, 2013 among Parent, Merger Sub, Company, and Steven Gillis, Ph.D., solely in his capacity as the representative of Company stockholders, including all exhibits and attachments thereto (the “Agreement”). The Merger is further described in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 9, 2013 and related exhibits thereto (the “S-4 Registration Statement”), as thereafter amended at any time to and including the date hereof. This opinion has been requested solely in connection with the filing of the S-4 Registration Statement. Any capitalized terms used but not defined herein have the meaning given to such terms in the Agreement.

We have acted as legal counsel to the Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements, covenants, representations, and warranties contained in such documents as the S-4 Registration Statement and the Agreement.

In connection with rendering this opinion we have assumed (without any independent investigation or review thereof):

1.	Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;
2.	All statements, descriptions, and representations contained in any of the documents referred to herein or otherwise made available to us are true and correct and no actions have been taken or will be taken which are inconsistent with such statements, descriptions, or representations, or which make any such statements, descriptions or representations untrue, incorrect, or incomplete;

3.	Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;
4.	Any representation or statement referred to in the documents above made “to the best of knowledge” or which are similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the Effective Time of the Merger and thereafter where relevant;
5.	At all relevant times prior to and including the effective date of the Merger, (i) no outstanding indebtedness of the Company, Parent, or Merger Sub has represented or will represent equity for tax purposes; (ii) no outstanding equity of the Company, Parent, or Merger Sub has represented or will represent indebtedness for tax purposes; and (iii) no outstanding security, instrument, agreement, or arrangement that provides for, contains, or represents a right to acquire Company capital stock (or to share in the appreciation thereof) constitutes or will constitute “stock” for purposes of § 368(c) of the Code;
6.	The consummation of the Merger in the manner contemplated by, and in accordance with the term set forth in the Agreement without any waiver, breach, or amendment of any of the provisions thereof.

Based on the forgoing facts, statements, documents, materials, assumptions, and information, and subject to the qualifications and limitations set forth herein, it is our opinion that (i) the Merger will qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of § 368(a) of the Code and (ii) the discussion contained in the section of the S-4 Registration Statement entitled “Certain Material U.S. Federal Income Tax Consequences of the Merger,” to the extent it reflects statements of law or legal conclusions with respect to the material United States federal income tax consequences of the Merger generally applicable to Company stockholders who hold their shares of Company capital stock as capital assets at the Effective Time and who exchange their shares for shares of Parent common stock, including, as applicable, cash in lieu of fractional shares of Parent common stock in the Merger, is accurate in all material respects.

Our opinion concerning certain of the U.S. federal tax consequences of the Merger is limited to the specific U.S. federal income tax consequences presented above. No opinion is expressed as to any transaction other than the Merger. In addition, this opinion does not address any estate, gift, state, local, or foreign tax consequences that may result from the Merger.

Our opinion is based on the current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service (the “Service”) and existing court decisions, all as currently in effect and any of which may be changed at any time. Any such changes could be retroactive in effect including with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth herein.

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You should be aware that an opinion of counsel represents only counsel’s best legal judgment and has no binding effect or official status of any kind. No assurances can be given that a contrary position will not be successfully asserted by the Service. No ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. Further, if the facts vary from those relied upon (including if any representation, covenant, warranty, or assumption upon which we have relied is inaccurate, incomplete, breached, or ineffective), our opinion contained herein could be inapplicable.

We consent to the filing of this opinion as an exhibit to the S-4 Registration Statement and the references to our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ Fenwick & West LLP
Fenwick & West LLP

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